------
FORM 4
------

                                                                                               ----------------------------------
                                 U.S. SECURITIES AND EXCHANGE COMMISSION                       | OMB APPROVAL                   |
                                          WASHINGTON, DC 20549                                 | OMB Number: 3235-0287          |
                                                                                               | Expires: December 31, 2001     |
                               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                    | Estimated Average Burden Hours |
[ ] Check this box if no                                                                       | per response: 0.5              |
    longer subject to         Filed pursuant to Section 16(a) of the Security                  ----------------------------------
    Section 16. Form 4            Exchange Act of 1934, Section 17(a) of the
    or Form 5 obligations         Public Utility Holding Company Act of 1935
    may continue. See              or Section 30(f) of the Investment Company
    Instruction 1(b).                           Act of 1940


(Print or Type Responses)
------------------------------------------------------------------------------------------------------------------------------------
| 1. Name and Address of Reporting Person*   | 2. Issuer Name and Ticker or Trading Symbol  |6. Relationship of Reporting Person(s)|
| Shaw           Robert              E.  (1) |    Shaw Industries, Inc.                     |   to Issuer (Check all applicable)   |
|--------------------------------------------|----------------------------------------------|                                      |
| (Last)          (First)          (Middle)  | 3. IRS Number of        | 4.  Statement For  |  [X] Director      [ ] 10% Owner     |
|                                            |    Reporting Person     |     Month/Year     |  [X] Officer (give [X] Other (Specify|
|                                            |    (Voluntary)          |                    |              title          below)(2)|
|                                            |                         |     November 2000  |              below)                  |
|    616 East Walnut Avenue                  |                         |                    |   Part of 10% Beneficial Owner Group |
|--------------------------------------------|                         |--------------------|--------------------------------------|
|                (Street)                    |                         | 5. If Amendment,   |7. Individual or Joint/Group Reporting|
|                                            |                         |    Date of Original|   (CHECK APPLICABLE LINE)            |
|                                            |                         |    (Month/Year)    |   [ ] Form Filed by One              |
|  Dalton          Georgia          30720    |                         |                    |       Reporting Person               |
|--------------------------------------------|----------------------------------------------|   [X] Form Filed by More Than        |
| (City)           (State)           (Zip)   |                                              |       One Reporting Person           |
|                                            |                                              |                                      |
|----------------------------------------------------------------------------------------------------------------------------------|
|                        TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED                         |
|----------------------------------------------------------------------------------------------------------------------------------|
|1. Title of Security |2. Transaction     |3. Transac-   |4. Securities Acquired (A) | 5. Amount of Se-   |6. Owner-    |7. Nature |
|   (Instr. 3)        |   Date            |   tion Code  |   or Disposed of (D)      |    curities Benefi-|   ship      |   of In- |
|                     |   (Month/Day/     |   (Instr. 8) |                           |    cially Owned at |   Form:     |   direct |
|                     |   Year)           |              |   (Instr. 3, 4 and 5)     |    End of Month    |   Direct    |   Benefi-|
|                     |                   |              |                           |    (Instr. 3 and 4)|   (D) or    |   cial   |
|                     |                   |--------------|---------------------------|                    |   Indirect  |   Owner- |
|                     |                   | Code  |  V   |    Amount  | (A) or| Price|                    |   (I)       |   ship   |
|                     |                   |       |      |            | (D)   |      |                    |   (Instr. 4)|   (Instr.|
|                     |                   |       |      |            |       |      |                    |             |   4)     |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|  Common Stock       |                   |       |      |            |       |      |   6,335,348        |    D        |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|  Common Stock       |                   |       |      |            |       |      |     100,000        |    I        | By Part- |
|                     |                   |       |      |            |       |      |                    |             | nership  |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|  Common Stock       |                   |       |      |            |       |      |      97,395        |    I        | By 401K  |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|  Common Stock       |                   |       |      |            |       |      |     567,840        |    I        | By spouse|
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|                     |                   |       |      |            |       |      |                    |             |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|                     |                   |       |      |            |       |      |                    |             |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|                     |                   |       |      |            |       |      |                    |             |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|                     |                   |       |      |            |       |      |                    |             |          |
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                             (Over)
                                                                                                                    SEC 1474 (7/96)


                                     1 of 6


FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

------------------------------------------------------------------------------------------------------------------------------------
|1. Title of Derivative |  2. Conver-  |3. Trans- |4. Trans- |5. Number of    | 6. Date Exer-   |7. Title and Amount |8. Price     |
|   Security            |     sion or  |   action |   action |   Derivative   |    cisable and  |   of Underlying    |   of        |
|   (Instr. 3)          |     Exercise |   Date   |   Code   |   Securities   |    Expiration   |   Securities       |   Deriv-    |
|                       |     Price of |   (Month/|   (Instr.|   Acquired (A) |    Date         |   (Instr. 3 and 4) |   ative     |
|                       |     Deriv-   |   Day/   |   8)     |   or Disposed  |    (Month/Day/  |                    |   Secur-    |
|                       |     ative    |   Year)  |          |   of (D)       |    Year)        |                    |   ity       |
|                       |     Security |          |          |   (Instr. 3,   |                 |                    |   (Instr. 5)|
|                       |              |          |          |   4, and 5)    |-----------------|--------------------|             |
|                       |              |          |          |                | Date   |Expira- |        |  Amount or|             |
|                       |              |          |----------|----------------| Exer-  |tion    | Title  |  Number of|             |
|                       |              |          | Code| V  |  (A)  |  (D)   | cisable|Date    |        |  Shares   |             |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
|Employee Stock Option  |              |          |     |    |       |        |        |        |        |           |             |
|(right to buy)         |              |          |     |    |       |        |        |        |        |           |             |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
|                       |              |          |     |    |       |        |        |        |        |           |             |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
|                       |              |          |     |    |       |        |        |        |        |           |             |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
|                       |              |          |     |    |       |        |        |        |        |           |             |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
|                       |              |          |     |    |       |        |        |        |        |           |             |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
|                       |              |          |     |    |       |        |        |        |        |           |             |
------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------
|   9.  Number of     |      10. Ownership            |   11. Nature of      |
|       Derivative    |          Form of              |       Indirect       |
|       Securities    |          Derivative           |       Beneficial     |
|       Beneficially  |          Security             |       Ownership      |
|       Owned at End  |          Direct (D)           |       (Instr. 4)     |
|       of Month      |          or Indirect (I)      |                      |
|       (Instr. 4)    |          (Instr. 4)           |                      |
|                     |                               |                      |
|---------------------|-------------------------------|----------------------|
|                     |                               |                      |
|---------------------|-------------------------------|----------------------|
|                     |                               |                      |
|---------------------|-------------------------------|----------------------|
|                     |                               |                      |
|---------------------|-------------------------------|----------------------|
|                     |                               |                      |
|---------------------|-------------------------------|----------------------|
|                     |                               |                      |
|---------------------|-------------------------------|----------------------|
|                     |                               |                      |
------------------------------------------------------------------------------
Explanation of Responses:

(1) THIS GROUP FORM 4 IS BEING FILED TO REFLECT TRANSFERS THAT WERE MADE BY THE JULIAN D. SAUL FAMILY TRUST, THE ANITA SAUL FAMILY
TRUST, SHAW FAMILY HOLDINGS, LLC, AND J.C. SHAW, WHICH PARTIES MAY BE DEEMED TO BE PART OF THE GROUP WHICH IS DESCRIBED IN FOOTNOTE
2 BELOW. THE DEEMED FORMATION OF THE ORIGINAL GROUP WAS REPORTED ON A GROUP FORM 3 FILED ON OCTOBER 30, 2000, AND THE ADDITION OF
CERTAIN OTHER PARTIES TO SUCH GROUP WAS REPORTED ON A FORM 3 FILED ON DECEMBER 11, 2000. FOR BOTH OF THE ABOVE GROUP FILINGS, MR.
ROBERT E. SHAW WAS THE "DESIGNATED FILER," AND FOR CONSISTENCY AND CONVENIENCE, HE IS SERVING AS THE "DESIGNATED FILER" FOR THIS
GROUP FORM 4, DESPITE NOT HAVING ANY TRANSACTIONS TO REPORT.

(2) IN CONNECTION WITH THE PROPOSED ACQUISITION OF SHAW INDUSTRIES, INC. ("SHAW") BY AN INVESTOR GROUP LED BY BERKSHIRE HATHAWAY
INC. ("BERKSHIRE"), BERKSHIRE AND SII ACQUISITION, INC. ("SII"), WHICH IS CURRENTLY WHOLLY OWNED BY BERKSHIRE, ENTERED IN (I) A
VOTING AGREEMENT, DATED AS OF OCTOBER 19, 2000 (AS AMENDED AND RESTATED AS OF OCTOBER 30, 2000, THE "VOTING AGREEMENT"), WITH EACH
OF ROBERT E. SHAW, THE JULIAN D. SAUL FAMILY TRUST, J.C. SHAW, SHAW FAMILY HOLDINGS, LLC, THE LINDA SAUL SCHEJOLA TRUST, JULIUS C.
SHAW, JR., R. JULIAN MCCAMY AND ELEANOR SHAW MCCAMY (COLLECTIVELY, THE "VOTING AGREEMENT SHAREHOLDERS"), AND (II) A CONTRIBUTION AND
PARTICIPATION AGREEMENT, DATED AS OF OCTOBER 19, 2000 (AS AMENDED AND RESTATED AS OF DECEMBER 1, 2000, THE "CONTRIBUTION
AGREEMENT"), WITH EACH OF ROBERT E. SHAW, ROBERT E. SHAW, L.P., ANNA SUE SHAW, ROBERT E. SHAW, JR., SUSAN S. YOUNG, THOMAS TRIPP
SHAW, LEWIS CLAYTON SHAW, THE JULIAN D. SAUL FAMILY TRUST, THE ANITA SAUL FAMILY TRUST, THE LITTLE FAMILY LIMITED PARTNERSHIP,
WILLIAM C. LUSK, VANCE D. BELL, GERALD EMBRY, SPRIGHT D. HOLLAND, KENNETH G. JACKSON, JEFFREY TODD MEADOWS, PERCY D. MERRITT, HENRY
H. LONG, JULIUS C. SHAW, JR. AND ANITA SAUL (COLLECTIVELY, THE "CONTINUING SHAREHOLDERS"). AS A RESULT OF THE VOTING AGREEMENT AND
THE CONTRIBUTION AGREEMENT, THE VOTING AGREEMENT SHAREHOLDERS AND THE CONTINUING SHAREHOLDERS MAY BE DEEMED TO HAVE FORMED A "GROUP"
WITH BERKSHIRE, SII AND WARREN E. BUFFETT (WHO THE JOINT FILERS BELIEVE MAY BE DEEMED TO CONTROL BERKSHIRE), UNDER SECTION 13(D) OF
THE SECURITIES EXCHANGE ACT OF 1934 AND SUCH "GROUP" AND/OR THE MEMBERS THEREOF MAY BE DEEMED "BENEFICIAL OWNERS" OF IN EXCESS 10%
OF SHAW'S ISSUED AND OUTSTANDING COMMON STOCK. IN ADDITION, AS A RESULT OF CERTAIN TRANSFERS OF SHARES OF SHAW COMMON STOCK, THE
PARTIES FILING THIS JOINT FORM 3 MAY BE DEEMED TO HAVE JOINED SUCH GROUPS. NONE OF THE JOINT FILERS HAS ANY PECUNIARY INTEREST IN,
AND DISCLAIMS BENEFICIAL OWNERSHIP WITH RESPECT TO, THE SHARES OF COMMON STOCK REPORTED AS OWNED BY ANY OTHER JOINT FILER, EXCEPT TO
THE EXTENT INDICATED HEREIN. THE VOTING AGREEMENT AND THE CONTRIBUTION AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY HAVE BEEN
PREVIOUSLY DISCLOSED IN THE DEFINITIVE PROXY STATEMENT FILED BY SHAW ON DECEMBER 8, 2000.

                                                                                      /s/ Robert R. Harlin               12/11/00
                                                                                      --------------------------------   ----------
Reminder: Report on a separate line for each class of securities beneficially         **Signature of Reporting Person    Date
owned directly or indirectly.                                                           Attorney-in-fact
*  If the form is filed by more than one reporting person, see instruction
4(b)(v).
** Intentional misstatements or omissions of facts constitute Federal Criminal
Violations.
See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.




                                     2 of 6

------
FORM 4
------

                                                                                               ----------------------------------
                                 U.S. SECURITIES AND EXCHANGE COMMISSION                       | OMB APPROVAL                   |
                                          WASHINGTON, DC 20549                                 | OMB Number: 3235-0287          |
                                                                                               | Expires: December 31, 2001     |
                               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                    | Estimated Average Burden Hours |
[ ] Check this box if no                                                                       | per response: 0.5              |
    longer subject to         Filed pursuant to Section 16(a) of the Security                  ----------------------------------
    Section 16. Form 4            Exchange Act of 1934, Section 17(a) of the
    or Form 5 obligations         Public Utility Holding Company Act of 1935
    may continue. See              or Section 30(f) of the Investment Company
    Instruction 1(b).                           Act of 1940


(Print or Type Responses)
------------------------------------------------------------------------------------------------------------------------------------
| 1. Name and Address of Reporting Person* | 2. Issuer Name and Ticker or Trading Symbol   |6. Relationship of Reporting Person(s) |
|    Robert E. Shaw (designated filer)     |    Shaw Industries, Inc.                      |   to Issuer (Check all applicable)    |
|    Julian D. Saul Family Trust           |-----------------------------------------------|                                       |
|------------------------------------------| 3. IRS Number of         | 4.  Statement For  |  [ ] Director      [ ] 10% Owner      |
|  (Last)          (First)         (Middle)|    Reporting Person      |     Month/Year     |  [ ] Officer       [X] Other          |
|                                          |    (Voluntary)           |                    |  (give title       (Specify below)    |
|  c/o Shaw Industries                     |                          |   November 2000    |   below)                              |
|  616 East Walnut Ave.                    |                          |                    |  Part of 10% Beneficial Owner Group   |
|------------------------------------------|                          |--------------------|---------------------------------------|
|                (Street)                  |                          | 5. If Amendment,   |7. Individual or Joint/Group Reporting.|
|                                          |                          |    Date of Original|   (CHECK APPLICABLE LINE)             |
|                                          |                          |    (Month/Year)    |   [ ] Form Filed by One               |
|  Dalton            GA            30720   |                          |                    |       Reporting Person                |
|------------------------------------------|-----------------------------------------------|   [X] Form Filed by More Than         |
| (City)           (State)           (Zip) |                                               |       One Reporting Person            |
|                                          |                                               |                                       |
|----------------------------------------------------------------------------------------------------------------------------------|
|                        TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED                         |
|----------------------------------------------------------------------------------------------------------------------------------|
|1. Title of Security |2. Transaction     |3. Transac-   |4. Securities Acquired (A) | 5. Amount of Se-   |6. Owner-    |7. Nature |
|   (Instr. 3)3       |   Date            |   tion Code  |   or Disposed of (D)      |    curities Benefi-|   ship      |   of In- |
|                     |   (Month/Day/     |   (Instr. 8) |                           |    cially Owned at |   Form:     |   direct |
|                     |   Year)           |              |                           |    End of Month    |   Direct    |   Benefi-|
|                     |                   |              |   (Instr. 3, 4 and 5)     |    (Instr. 3 and 4)|   (D) or    |   cial   |
|                     |                   |--------------|---------------------------|                    |   Indirect  |   Owner- |
|                     |                   | Code  |  V   |    Amount  | (A) or| Price|                    |   (I)       |   ship   |
|                     |                   |       |      |            | (D)   |      |                    |   (Instr. 4)|   (Instr.|
|                     |                   |       |      |            |       |      |                    |             |   4)     |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
| Common Stock        |   11/30/2000      |  J(1) |  V   | 4,892,841  |   D   |N/A(1)|     6,267,883      |      D      |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|                     |                   |       |      |            |       |      |                    |             |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|                     |                   |       |      |            |       |      |                    |             |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|                     |                   |       |      |            |       |      |                    |             |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|                     |                   |       |      |            |       |      |                    |             |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|                     |                   |       |      |            |       |      |                    |             |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|                     |                   |       |      |            |       |      |                    |             |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|                     |                   |       |      |            |       |      |                    |             |          |
------------------------------------------------------------------------------------------------------------------------------------

(1) Distribution by the Julian D. Saul Family Trust to its beneficiary.

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
*  If the form is filed by more than one reporting person, see instruction
   4(b)(v).
** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations.
See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                            /s/ Robert R. Harlin               12/11/00
                                                                                    ---------------------------------- ----------
Note: File three copies of this form, one of which must be manually signed.         **Signature of Reporting Person(1) Date
      If space provided is insufficient, see Instruction 6 for procedure.                   Attorney-in-fact


                                     3 of 6

------
FORM 4
------

                                                                                               ----------------------------------
                                 U.S. SECURITIES AND EXCHANGE COMMISSION                       | OMB APPROVAL                   |
                                          WASHINGTON, DC 20549                                 | OMB Number: 3235-0287          |
                                                                                               | Expires: December 31, 2001     |
                               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                    | Estimated Average Burden Hours |
[ ] Check this box if no                                                                       | per response: 0.5              |
    longer subject to         Filed pursuant to Section 16(a) of the Security                  ----------------------------------
    Section 16. Form 4            Exchange Act of 1934, Section 17(a) of the
    or Form 5 obligations         Public Utility Holding Company Act of 1935
    may continue. See              or Section 30(f) of the Investment Company
    Instruction 1(b).                           Act of 1940


(Print or Type Responses)
------------------------------------------------------------------------------------------------------------------------------------
| 1. Name and Address of Reporting Person*   | 2. Issuer Name and Ticker or Trading Symbol  |6. Relationship of Reporting Person(s)|
|    Robert E. Shaw (designated filer)       |                                              |   to Issuer (Check all applicable)   |
|    Anita Saul Family Trust                 |    Shaw Industries, Inc.                     |                                      |
|--------------------------------------------|----------------------------------------------|                                      |
| (Last)          (First)          (Middle)  | 3. IRS Number of        | 4.  Statement For  |  [ ] Director      [ ] 10% Owner     |
|                                            |    Reporting Person     |     Month/Year     |  [ ] Officer (give [X] Other (Specify|
|  c/o Shaw Industries                       |    (Voluntary)          |                    |              title           below)  |
|  616 East Walnut Ave                       |                         |     November 2000  |              below)                  |
|                                            |                         |                    |    Part of 10% Beneficial Owner Group|
|--------------------------------------------|                         |--------------------|--------------------------------------|
|                (Street)                    |                         | 5. If Amendment,   |7. Individual or Joint/Group Reporting|
|                                            |                         |    Date of Original|   (CHECK APPLICABLE LINE)            |
|  Dalton            GA              30720   |                         |    (Month/Year)    |   [ ] Form Filed by One              |
|                                            |                         |                    |       Reporting Person               |
|--------------------------------------------|----------------------------------------------|   [X] Form Filed by More Than        |
| (City)           (State)           (Zip)   |                                              |       One Reporting Person           |
|                                            |                                              |                                      |
|----------------------------------------------------------------------------------------------------------------------------------|
|                        TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED                         |
|----------------------------------------------------------------------------------------------------------------------------------|
|1. Title of Security |2. Transaction     |3. Transac-   |4. Securities Acquired (A) | 5. Amount of Se-   |6. Owner-    |7. Nature |
|   (Instr. 3)3       |   Date            |   tion Code  |   or Disposed of (D)      |    curities Benefi-|   ship      |   of In- |
|                     |   (Month/Day/     |   (Instr. 8) |                           |    cially Owned at |   Form:     |   direct |
|                     |   Year)           |              |                           |    End of Month    |   Direct    |   Benefi-|
|                     |                   |              |   (Instr. 3, 4 and 5)     |    (Instr. 3 and 4)|   (D) or    |   cial   |
|                     |                   |--------------|---------------------------|                    |   Indirect  |   Owner- |
|                     |                   | Code  |  V   |    Amount  | (A) or| Price|                    |   (I)       |   ship   |
|                     |                   |       |      |            | (D)   |      |                    |   (Instr. 4)|   (Instr.|
|                     |                   |       |      |            |       |      |                    |             |   4)     |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
| Common Stock        |   11/30/00        | J(1)  |  V   |  193,778   |  D    |N/A(1)|     195,211        |     D       |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|                     |                   |       |      |            |       |      |                    |             |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|                     |                   |       |      |            |       |      |                    |             |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|                     |                   |       |      |            |       |      |                    |             |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|                     |                   |       |      |            |       |      |                    |             |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|                     |                   |       |      |            |       |      |                    |             |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|                     |                   |       |      |            |       |      |                    |             |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|                     |                   |       |      |            |       |      |                    |             |          |
------------------------------------------------------------------------------------------------------------------------------------
(1) Distribution by the Anita Saul Family Trust to its beneficiary.                                                           (Over)
                                                                                                                     SEC 1474 (7/96)


Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see instruction 4(b)(v).
**Intentional misstatements or omissions of facts constitute Federal
  Criminal Violations.
See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
                                                                                            /s/ Robert R. Harlin          12/11/00
                                                                                      --------------------------------   ----------
                                                                                      **Signature of Reporting Person    Date
                                                                                               Attorney-in-fact
Note: File three copies of this form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.


                                     4 of 6

------
FORM 4
------

                                                                                               ----------------------------------
                                 U.S. SECURITIES AND EXCHANGE COMMISSION                       | OMB APPROVAL                   |
                                          WASHINGTON, DC 20549                                 | OMB Number: 3235-0287          |
                                                                                               | Expires: December 31, 2001     |
                               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                    | Estimated Average Burden Hours |
[ ] Check this box if no                                                                       | per response: 0.5              |
    longer subject to         Filed pursuant to Section 16(a) of the Security                  ----------------------------------
    Section 16. Form 4            Exchange Act of 1934, Section 17(a) of the
    or Form 5 obligations         Public Utility Holding Company Act of 1935
    may continue. See              or Section 30(f) of the Investment Company
    Instruction 1(b).                           Act of 1940


(Print or Type Responses)
------------------------------------------------------------------------------------------------------------------------------------
| 1. Name and Address of Reporting Person(*) | 2. Issuer Name and Ticker or Trading Symbol  |6. Relationship of Reporting Persons  |
| Robert E. Shaw (designated filer)          |    Shaw Industries, Inc.                     |   to Issuer (Check all applicable)   |
| Shaw              J.                C.     |                                              |                                      |
|--------------------------------------------|----------------------------------------------|  [X] Director      [ ] 10% Owner     |
| (Last)          (First)          (Middle)  | 3. IRS Number of        | 4.  Statement for  |  [ ] Officer (give [X] Other (Specify|
|                                            |    Reporting Person     |     Month/Year     |              title           below)  |
|                                            |    (Voluntary)          |                    |              below)                  |
| c/o Shaw Industries                        |                         |  November 2000     |  Part of 10% Beneficial Owner Group  |
| 616 East Walnut Ave.                       |                         |                    |                                      |
|--------------------------------------------|                         |--------------------|--------------------------------------|
|                (Street)                    |                         | 5. If Amendment,   |7. Individual or Joint/Group Reporting|
|                                            |                         |    Date of Original|   (CHECK APPLICABLE LINE)            |
|                                            |                         |    (Month/Year)    |   [ ] Form Filed by One              |
| Dalton             GA              30720   |                         |                    |       Reporting Person               |
|--------------------------------------------|----------------------------------------------|   [X] Form Filed by More Than        |
| (City)           (State)           (Zip)   |                                              |       One Reporting Person           |
|                                            |                                              |                                      |
|----------------------------------------------------------------------------------------------------------------------------------|
|                        TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED                         |
|----------------------------------------------------------------------------------------------------------------------------------|
|1. Title of Security |2. Transaction     |3. Transac-   |4. Securities Acquired (A) | 5. Amount of Se-   |6. Owner-    |7. Nature |
|   (Instr. 3)        |   Date            |   tion Code  |   or Disposed of (D)      |    curities Benefi-|   ship      |   of In- |
|                     |   (Month/Day/     |   (Instr. 8) |                           |    cially Owned at |   Form:     |   direct |
|                     |   Year)           |              |                           |    End of Month    |   Direct    |   Benefi-|
|                     |                   |              |   (Instr. 3, 4 and 5)     |    (Instr. 3 and 4)|   (D) or    |   cial   |
|                     |                   |--------------|---------------------------|                    |   Indirect  |   Owner- |
|                     |                   | Code  |  V   |    Amount  | (A) or| Price|                    |   (I)       |   ship   |
|                     |                   |       |      |            | (D)   |      |                    |   (Instr. 4)|   (Instr.|
|                     |                   |       |      |            |       |      |                    |             |   4)     |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
| Common Stock        | 11/30/2000        | J(1)  |  V   | 5,366,540  |  D    |N/A(1)|      4,275         |     D       |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
| Common Stock        | 11/30/2000        | J(2)  |  V   | 1,054,603  |  D    |N/A(2)|          0         |     I       | By LLC   |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
| Common Stock        |                   |       |      |            |       |      |     64,622         |     I       | By       |
|                     |                   |       |      |            |       |      |                    |             | Spouse   |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|                     |                   |       |      |            |       |      |                    |             |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|                     |                   |       |      |            |       |      |                    |             |          |
|                     |                   |       |      |            |       |      |                    |             |          |
|                     |                   |       |      |            |       |      |                    |             |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|                     |                   |       |      |            |       |      |                    |             |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|                     |                   |       |      |            |       |      |                    |             |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|                     |                   |       |      |            |       |      |                    |             |          |
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                              (Over)
                                                                                                                     SEC 1474 (7/96)
(1) Change in nature of beneficial ownership from direct to indirect by LLC.

(2) Distribution by Shaw Family Holdings, LLC to its members.


                                                                                      /s/     Robert R. Harlin            12/11/00
                                                                                      --------------------------------   ----------
Reminder: Report on a separate line for each class of securities beneficially         **Signature of Reporting Person    Date
owned directly or indirectly.                                                                 Attorney-in-fact
*  If the form is filed by more than one reporting person, see instruction
   4(b)(v).
** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations.
See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.


                                     5 of 6

------
FORM 4
------

                                                                                               ----------------------------------
                                 U.S. SECURITIES AND EXCHANGE COMMISSION                       | OMB APPROVAL                   |
                                          WASHINGTON, DC 20549                                 | OMB Number: 3235-0287          |
                                                                                               | Expires: December 31, 2001     |
                               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                    | Estimated Average Burden Hours |
[X] Check this box if no                                                                       | per response: 0.5              |
    longer subject to         Filed pursuant to Section 16(a) of the Security                  ----------------------------------
    Section 16. Form 4            Exchange Act of 1934, Section 17(a) of the
    or Form 5 obligations         Public Utility Holding Company Act of 1935
    may continue. See              or Section 30(f) of the Investment Company
    Instruction 1(b).                           Act of 1940


(Print or Type Responses)
------------------------------------------------------------------------------------------------------------------------------------
| 1. Name and Address of Reporting Person*   | 2. Issuer Name and Ticker or Trading Symbol  |6. Relationship of Reporting Person(s)|
|    Robert E. Shaw (designated filer)       |                                              |   to Issuer                          |
|    Shaw Family Holdings LLC                | Shaw Industries, Inc.                        |   (Check all applicable)             |
|--------------------------------------------|----------------------------------------------|                                      |
| (Last)          (First)          (Middle)  | 3. IRS Number of        | 4.  Statement for  |  [ ] Director      [ ] 10% Owner     |
|                                            |    Reporting Person     |     Month/Year     |  [ ] Officer (give [X] Other (Specify|
|    c/o Shaw Industries                     |    (Voluntary)          |                    |              title           below)  |
|    616 East Walnut Ave.                    |                         | November 2000      |              below)                  |
|                                            |                         |                    |  Part of 10% Beneficial Owner Group  |
|--------------------------------------------|----------------------------------------------|--------------------------------------|
|                (Street)                    |                         | 5. If Amendment,   |7. Individual or Joint/Group Reporting|
|                                            |                         |    Date of Original|   (CHECK APPLICABLE LINE)            |
|    Dalton          GA            30720     |                         |    (Month/Year)    |   [ ] Form Filed by One              |
|                                            |                         |                    |       Reporting Person               |
|--------------------------------------------|----------------------------------------------|   [X] Form Filed by More Than        |
| (City)           (State)           (Zip)   |                                              |       One Reporting Person           |
|                                            |                                              |                                      |
|----------------------------------------------------------------------------------------------------------------------------------|
|                        Table 1 -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                         |
|----------------------------------------------------------------------------------------------------------------------------------|
|1. Title of Security |2. Transaction     |3. Transac-   |4. Securities Acquired (A) | 5. Amount of Se-   |6. Owner-    |7. Nature |
|   (Instr. 3)3       |   Date            |   tion Code  |   or Disposed of (D)      |    curities Benefi-|   ship      |   of In- |
|                     |   (Month/Day/     |   (Instr. 8) |                           |    cially Owned at |   Form:     |   direct |
|                     |   Year)           |              |                           |    End of Month    |   Direct    |   Benefi-|
|                     |                   |              |   (Instr. 3, 4 and 5)     |    (Instr. 3 and 4)|   (D) or    |   cial   |
|                     |                   |--------------|---------------------------|                    |   Indirect  |   Owner- |
|                     |                   | Code  |  V   |    Amount  | (A) or| Price|                    |   (I)       |   ship   |
|                     |                   |       |      |            | (D)   |      |                    |   (Instr. 4)|   (Instr.|
|                     |                   |       |      |            |       |      |                    |             |   4)     |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
| Common Stock        |    11/30/2000     |  J(1) |  V   | 1,054,603  |   D   |N/A(1)|          0         |      D      |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|                     |                   |       |      |            |       |      |                    |             |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|                     |                   |       |      |            |       |      |                    |             |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|                     |                   |       |      |            |       |      |                    |             |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|                     |                   |       |      |            |       |      |                    |             |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|                     |                   |       |      |            |       |      |                    |             |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|                     |                   |       |      |            |       |      |                    |             |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|                     |                   |       |      |            |       |      |                    |             |          |
------------------------------------------------------------------------------------------------------------------------------------
(1)Distribution by Shaw Family Holdings, LLC                                                                                  (Over)
   to its members.                                                                                            SEC 1474 (7/96)

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
*  If the form is filed by more than one reporting person, see instruction 4(b)(v).

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
                                                                                       /s/    Robert R. Harlin             12/11/00
Note. File three copies of this form, one of which must be manually signed.            --------------------------------   ----------
      If space provided is insufficient, see Instruction 6 for procedure.              **Signature of Reporting Person       Date
                                                                                               Attorney-in-fact


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